                                                                     EXHIBIT 12
                           STUART ENTERTAINMENT, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 (amounts in thousands, except for ratio data)


                               Year Ended December 31,                    Nine Months Ended September 30,
                    --------------------------------------------------  --------------------------------------   Pro Forma Latest
                                                              Pro Forma           Pro Forma         Pro Forma   Twelve Months Ended
                     1991    1992    1993     1994     1995     1995      1995      1995     1996     1996      September 30, 1996
                    ------  ------  ------  -------   ------  ---------  ------  ---------  ------  ---------  --------------------
(A) Earnings:
 Income (loss)
  before income
  taxes             $2,883  $2,757  $  759  $(2,273)  $2,563  $(1,096)   $1,893   $ (300)   $3,757  $ 1,674        $   878

Add:
 Fixed charges per
  Item (B) below       395     646     775    1,045    4,448   11,178     3,365    8,491     3,286    8,371         11,058
                    ------  ------  ------  -------   ------  -------    ------   ------    ------  -------        -------
                    $3,278  $3,403  $1,534  $(1,228)  $7,011  $10,082    $5,258   $8,191    $7,043  $10,045        $11,936
                    ======  ======  ======  =======   ======  =======    ======   ======    ======  =======        =======
(B) Fixed charges
 Interest on
  indebtedness, the
  portion of rentals
  considered to be
  interest and
  amortization of
  deferred financing
  and bank fees        395     646     775    1,045    4,448   11,178     3,365    8,491     3,286    8,371         11,058
                    ------  ------  ------  -------   ------  -------    ------   ------    ------  -------        -------
                    $  395  $  646  $  775  $ 1,045   $4,448  $11,178    $3,365   $8,491    $3,286  $ 8,371        $11,058
                    ======  ======  ======  =======   ======  =======    ======   ======    ======  =======        =======
Ratios of earnings
 in fixed charges(1)  8.30    5.27    1.98    (1.18)    1.58     0.90      1.56     0.96      2.14     1.20           1.08
                    ======  ======  ======  =======   ======  =======    ======   ======    ======  =======        =======



Earnings available for fixed charges were insufficient to cover fixed charges by $2.3 million for the year ended December 31, 1994 and $1.1 million and $.3 million for the pro forma year ended December 31, 1995 and the pro forma nine months ended September 30, 1995, respectively.